UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant  ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

CADRE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CADRE HOLDINGS, INC.
13386 International Pkwy
Jacksonville, FL 32218

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 29, 2026

This supplement, dated May 14, 2026 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) filed by Cadre Holdings, Inc., a Delaware corporation (the “Company” or “we”), with the Securities and Exchange Commission (the “SEC”) on April 24, 2026, for the Company’s 2026 Annual Meeting of Stockholders (the “Meeting”) to be held solely by means of remote communication via live webcast on May 29, 2026, at 10:00 a.m., Eastern Time. Capitalized terms used in this Supplement and not otherwise defined have the meanings ascribed to them in the Proxy Statement.

This Supplement is being filed to correct certain typographical errors in the Proxy Statement, as follows:

Footnotes (1), (2) and (3) to the Summary Compensation Table set forth on page 20 of the Proxy Statement, which describe the components of “All Other Compensation” for each named executive officer for fiscal year 2025, are amended as set forth below.

(1)       “All Other Compensation” amount for Mr. Kanders in 2025 consisted of $194,518 for unallocated expense reimbursement, $4,811 for life insurance, AD&D, and other wellness, and $13,725 for 401(k) matching contributions.

(2)       “All Other Compensation” amount for Mr. Williams in 2025 consisted of $13,725 for 401(k) matching contributions, $22,253 for Company paid portion of health care, and $1,695 for life insurance, AD&D, and other wellness.

(3)        “All Other Compensation” amount for Mr. Browers in 2025 consisted of $13,725 for 401(k) matching contributions, $22,253 for Company paid portion of health care, and $1,455 for life insurance, AD&D, and other wellness.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares.

* * *

Stockholders are urged to read the Proxy Statement and this Supplement carefully and in their entirety.

This Supplement is filed with the SEC on, and is first being made available to stockholders on or about, May 14, 2026, and is provided solely to correct the typographical errors described herein. Except as expressly described in this Supplement, the Proxy Statement remains unchanged and this Supplement does not otherwise modify, amend or affect the Proxy Statement, any proposal to be acted upon at the Meeting or the Board of Directors’ recommendations with respect thereto. Proxies previously submitted will continue to be counted and no action is required by stockholders unless they wish to change their vote. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Meeting.

This Supplement SHOULD BE READ together with the Proxy Statement.